Exhibit 99.1	GRACO INC.
P.O. Box 1441
Minneapolis, MN
55440-1441
NYSE: GGG

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
June 18, 2018	Charlotte Boyd, 612-623-6153 Charlotte_M_Boyd@graco.com

Graco Names Mark W. Sheahan CFO and Treasurer
and Christian E. Rothe President of its Worldwide AFTD Business

MINNEAPOLIS (June 18, 2018) - The Board of Directors of Graco Inc. (NYSE: GGG), a leading manufacturer of fluid handling equipment, has named Mark W. Sheahan Chief Financial Officer and Treasurer, and Christian E. Rothe President of its Worldwide Applied Fluid Technologies Division (AFTD), part of its Industrial reporting segment, effective today.

“Mark and Christian have delivered consistently strong performance in their current roles, and we expect both will make significant contributions to Graco over the long term. Consistent with our philosophy of building a solid leadership bench through thoughtful job assignments for high performers, these assignments will broaden their skill sets and allow each to gain new perspectives on the business,” said Patrick J. McHale, Graco’s President and CEO. “This is a tremendous opportunity for them as individuals and for the Company, and these moves demonstrate our continued investment in the development of our key talent.”

Mr. Sheahan joined Graco in 1995 and has held senior management positions including Vice President and General Manager, Applied Fluid Technologies Division, since February 2008; Chief Administrative Officer from 2005 to 2008, responsible for human resources, information systems, investor relations and internal audit functions; and Vice President and Treasurer from 1998 to 2005. He was named Treasurer in 1996. Prior to Graco, he was a Senior Tax Manager at KPMG. Mr. Sheahan holds a Bachelor of Business Administration degree in Accounting from the University of Minnesota - Twin Cities and a J.D. from William Mitchell College of Law.

Mr. Rothe most recently served as Graco’s Chief Financial Officer and Treasurer, a role he has held since September 2015. He first joined the Company in 2011 as Vice President and Treasurer. Prior to Graco, Mr. Rothe held a series of finance roles of increasing responsibility at Gardner Denver, Inc., including Vice President and Treasurer, Vice President, Finance - Industrial Products Segment, and Director of Strategic Planning and Development. Mr. Rothe holds a Bachelor of Science degree in Accounting from the Herberger School of Business at St. Cloud State University, an MBA from the University of Minnesota’s Carlson School of Management and is a CPA (inactive).

ABOUT GRACO
Graco Inc. supplies technology and expertise for the management of fluids and coatings in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid and powder materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com or on Twitter @GracoInc.

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